Exhibit 99.1

Civista Bancshares, Inc. Announces Record 2019 Earnings

Sandusky, Ohio, February 7, 2020 /PRNewswire/– Civista Bancshares, Inc. (NASDAQ:CIVB) (“Civista”) reported net income available to common shareholders of $7.7 million, or $0.47 per diluted share, for the fourth quarter of 2019, compared to $7.4 million, or $0.45 per diluted share, for the fourth quarter of 2018.

For the year ended December 31, 2019, Civista reported net income available to common shareholders of $33.2 million, or $2.01 per diluted share, compared to $13.2 million, or $1.02 per diluted share, in 2018. This represents the highest annual net income and diluted earnings per share in Civista’s history.

“I am very proud of the results that our team put together for 2019 for our customers and our shareholders. In addition to record earnings, we increased loans 9.4%, deposits 6.3% and our overall asset growth was 8.0% all while maintaining very strong asset quality. During the fourth quarter, we opened a full-service branch in Beachwood, Ohio which is on the east-side of Cleveland. We have had a very successful loan production office in the area for a few years. This full-service office will allow us to serve all of the needs of our current and prospective customers in the Cleveland area. Finally, the measure that means a lot to our investors, the total return on our stock, for 2019 was 43%.” said Dennis G. Shaffer, President and CEO of Civista.

Adjusted Earnings

Financial results for the fourth quarter and year ended December 31, 2018 included $782 thousand and $12.7 million respectively, in acquisition and integration expenses, as well as a loss on sale of securities of $413 thousand. Excluding these items, adjusted earnings were $8.1 million, or $0.49 diluted earnings per share, for the fourth quarter of 2018 and $24.7 million, or $1.85 diluted earnings per share, for the year ended December 31, 2018.

A reconciliation of adjusted earnings to net income according to accounting principles generally accepted in the United States (“GAAP”) is provided in the financial tables at the end of this press release.

Results of Operations:

Net interest income increased $477 thousand, or 2.3%, for the fourth quarter of 2019 and $19.0 million, or 28.7%, for the year ended December 31, compared to the same periods of 2018.

Interest income increased $814 thousand, or 3.4%, for the fourth quarter of 2019 and $24.4 million or 33.1% for the year ended December 31. The increase in interest income included accretion income of $619 thousand and $2.5 million for the fourth quarter and year ended December 31, 2019. The accretion included in interest income for the fourth quarter and year ended December 31, 2018 was $806 thousand. Interest income further increased for both periods due to an increase in average earning assets. While year-to-date yields increased, the fourth quarter yields decreased 18 basis points across all asset categories.

Interest expense increased $337 thousand, or 11.4%, for the fourth quarter of 2019 and $5.4 million, or 71.1%, for the year ended December 31, compared to 2018. The increase in interest expense for both periods is due to an increase in average balances and an increase in the cost of interest-bearing liabilities.

The net interest margin for the fourth quarter of 2019 decreased 20 basis points to 4.18% compared to 4.38% for the same period a year ago. The net interest margin for the year ended 2019 increased 10 basis points to 4.31% compared to 4.21% for 2018.

The 2019 net interest margin included accretion income of 14 basis points and 15 basis points for the fourth quarter and year to date, respectively. The 2018 net interest margin included accretion income of 22 basis points and 6 basis points for the fourth quarter and year to date, respectively.

Mr. Shaffer continued, “The interest rate environment was very interesting in 2019. After a rate increase in December of 2018, we experienced three rate decreases in 2019. With the volatility in rates we experienced, I am pleased with where we have ended 2019.”

Average Balance Analysis

(Unaudited - Dollars in thousands)

	Three Months Ended December 31,
	2019			2018
	Average		Yield/	Average		Yield/
Assets:	balance	Interest	rate *	balance	Interest	rate *
Interest-earning assets:
Loans **	$1,676,769	$21,577	5.11%	$1,532,012	$20,580	5.33%
Taxable securities	190,898	1,429	3.05%	205,200	1,702	3.27%
Non-taxable securities	181,741	1,439	4.27%	147,212	1,304	4.44%
Interest-bearing deposits in other banks	20,767	76	1.45%	23,542	121	2.04%

Total interest-earning assets	$2,070,175	24,521	4.82%	$1,907,966	23,707	5.00%

Noninterest-earning assets:
Cash and due from financial institutions	29,473			27,187
Premises and equipment, net	22,248			22,635
Accrued interest receivable	7,559			7,189
Intangible assets	85,388			85,895
Other assets	25,829			22,903
Bank owned life insurance	44,841			42,818
Less allowance for loan losses	(14,245)			(13,459)

Total Assets	$2,271,268			$2,103,134

Liabilities and Shareholders Equity:
Interest-bearing liabilities:
Demand and savings	$890,825	$712	0.32%	$854,303	$623	0.29%
Time	269,674	1,382	2.03%	266,573	1,075	1.60%
FHLB advances	205,040	871	1.69%	153,920	911	2.35%
Federal funds purchased	543	1	0.73%	462	3	2.58%
Subordinated debentures	29,427	329	4.44%	29,427	345	4.65%
Repurchase Agreements	17,898	4	0.09%	20,193	5	0.10%

Total interest-bearing liabilities	$1,413,407	3,299	0.93%	$1,324,878	2,962	0.89%

Noninterest-bearing deposits	500,953			470,645
Other liabilities	27,274			17,515
Shareholders’ Equity	329,634			290,096

Total Liabilities and Shareholders’ Equity	$2,271,268			$2,103,134

Net interest income and interest rate spread		$21,222	3.89%		$20,745	4.11%

Net interest margin			4.18%			4.38%

* - Average yields are presented on a tax equivalent basis. The tax equivalent effect associated with loans and investments, included in the yields above, was $386 thousand and 350 thousand for the periods ended December 31, 2019 and 2018, respectively. See reconciliation of non-GAAP measures at the end of this press release.

** - Average balance includes nonaccrual loans

Average Balance Analysis

(Unaudited - Dollars in thousands)

	Twelve Months Ended December 31,
	2019			2018
	Average		Yield/	Average		Yield/
Assets:	balance	Interest	rate *	balance	Interest	rate *
Interest-earning assets:
Loans **	$1,612,975	$84,972	5.27%	$1,274,779	$64,196	5.04%
Taxable securities	200,074	6,584	3.35%	159,451	4,770	2.97%
Non-taxable securities	172,812	5,647	4.36%	114,547	3,976	4.43%
Interest-bearing deposits in other banks	38,359	851	2.22%	45,766	735	1.61%

Total interest-earning assets	$2,024,220	98,054	4.95%	$1,594,543	73,677	4.69%

Noninterest-earning assets:
Cash and due from financial institutions	47,472			43,247
Premises and equipment, net	21,946			19,045
Accrued interest receivable	7,088			5,514
Intangible assets	85,744			45,524
Other assets	24,273			17,678
Bank owned life insurance	44,352			30,483
Less allowance for loan losses	(13,984)			(13,211)

Total Assets	$2,241,111			$1,742,823

Liabilities and Shareholders Equity:
Interest-bearing liabilities:
Demand and savings	$869,340	$2,871	0.33%	$685,497	$1,442	0.21%
Time	269,823	5,186	1.92%	189,600	2,316	1.22%
FHLB	161,047	3,452	2.14%	119,753	2,471	2.06%
Federal funds purchased	137	3	2.19%	116	3	2.59%
Subordinated debentures	29,427	1,423	4.84%	29,427	1,320	4.49%
Repurchase Agreements	18,321	19	0.10%	18,456	18	0.10%

Total interest-bearing liabilities	$1,348,095	12,954	0.96%	$1,042,849	7,570	0.73%

Noninterest-bearing deposits	550,638			466,763
Other liabilities	24,072			15,840
Shareholders’ Equity	318,306			217,371

Total Liabilities and Shareholders’ Equity	$2,241,111			$1,742,823

Net interest income and interest rate spread		$85,100	3.99%		$66,107	3.96%

Net interest margin			4.31%			4.21%

* - Average yields are presented on a tax equivalent basis. The tax equivalent effect associated with loans and investments, included in the yields above, was $1.52 million and $1.06 million for the periods ended December 31, 2019 and 2018, respectively. See reconciliation of non-GAAP measures at the end of this press release.

** - Average balance includes nonaccrual loans

Provision for loan losses was $885 thousand for the fourth-quarter and $1.0 million for the year ended December 31, 2019, compared to $390 thousand for the fourth quarter and $780 thousand for the year ended December 31, 2018, respectively. The increase in provision for loan losses is due to an increase in loan volume.

Mr. Shaffer continued, “While we had net recoveries for the year, the success we have had in growing loans required us to provide for loan losses even during a period of strong asset quality.”

Noninterest income totaled $5.6 million, an increase of $789 thousand, or 16.3%, for the fourth quarter of 2019 compared to the prior year’s fourth quarter. Noninterest income for the year of 2019 totaled $22.4 million, an increase of $4.3 million, or 23.8%, compared to 2018.

Noninterest income
(unaudited - dollars in thousands)	Three months ended December 31,
	2019	2018	$ change	% change
Service charges	$1,662	$1,496	$166	11.1%
Net gain on sale of securities	55	(103)	158	153.4%
Net gain on sale of loans	1,006	386	620	160.6%
ATM/Interchange fees	1,185	1,030	155	15.0%
Wealth management fees	937	1,108	(171)	-15.4%
Bank owned life insurance	254	286	(32)	-11.2%
Other	528	635	(107)	-16.9%

Total noninterest income	$5,627	$4,838	$789	16.3%

Noninterest income
(unaudited - dollars in thousands)	Twelve months ended December 31,
	2019	2018	$ change	% change
Service charges	$6,395	$5,208	$1,187	22.8%
Net gain (loss) on sale of securities	153	(387)	540	139.5%
Net gain on sale of loans	2,707	1,621	1,086	67.0%
ATM/Interchange fees	4,056	2,794	1,262	45.2%
Wealth management fees	3,670	3,669	1	0.0%
Bank owned life insurance	1,007	718	289	40.3%
Tax refund processing fees	2,750	2,750	-	0.0%
Other	1,705	1,758	(53)	-3.0%

Total noninterest income	$22,443	$18,131	$4,312	23.8%

The increases in service charge fee income and ATM/Interchange fees income for both the fourth quarter and year, and bank owned life insurance for the year, are primarily attributable to the Company’s acquisition of UCB during the third quarter of 2018. Bank owned life insurance declined in the fourth quarter of 2019 as a result of lower yield on the portfolio compared to 2018.

The net gain on sale of securities was affected by a loss of $392 thousand in 2018, which was part of a restructuring of securities after the UCB acquisition.

The net gain on sale of loans increased due to strong mortgage activity. During the fourth-quarter of 2019, Civista sold $45.2 million of mortgages compared to $21.4 million in 2018. Year-to-date mortgage loans sold totaled $125.8 million in 2019 compared to $79.5 million in 2018. The decrease in wealth management fees for the fourth quarter is primarily due to a $245 thousand accrual adjustment made in 2018 to adopt the revenue recognition standard.

Noninterest expense totaled $17.1 million for the fourth quarter of 2019, an increase of $737 thousand, or 4.5%, compared to 2018. Noninterest expense for the year of 2019 totaled $66.9 million, an increase of $268 thousand, or 0.4%, compared to 2018.

Noninterest expense
(unaudited - dollars in thousands)	Three months ended December 31,
	2019	2018	$ change	% change
Compensation expense	$10,097	$9,668	$429	4.4%
Net occupancy and equipment	1,671	1,573	98	6.2%
Contracted data processing	530	904	(374)	-41.4%
Taxes and assessments	286	487	(201)	-41.3%
Professional services	693	816	(123)	-15.1%
Amortization of intangible assets	235	281	(46)	-16.4%
Marketing	300	194	106	54.6%
Other	3,316	2,468	848	34.4%

Total noninterest expense	$17,128	$16,391	$737	4.5%

Noninterest expense
(unaudited - dollars in thousands)	Twelve months ended December 31,
	2019	2018	$ change	% change
Compensation expense	$39,156	$37,299	$1,857	5.0%
Net occupancy and equipment	6,081	5,017	1,064	21.2%
Contracted data processing	1,831	7,140	(5,309)	-74.4%
Taxes and assessments	1,981	1,906	75	3.9%
Professional services	2,844	4,229	(1,385)	-32.8%
Amortization of intangible assets	945	366	579	158.2%
Marketing	1,411	1,182	229	19.4%
Other	12,698	9,540	3,158	33.1%

Total noninterest expense	$66,947	$66,679	$268	0.4%

After adjusting the fourth quarter and year-to-date periods of 2018, which included $172 thousand and $5.2 million of acquisition expenses, compensation expense increased $601 thousand and $7.1 million for the three and twelve-month periods ending December 31, 2019, respectively. The increase is due to an increase in full time equivalent (FTE) employees and annual pay increases. FTE employees increased 75 to 445 FTE compared to the same period of 2018, as a result of the UCB acquisition.

The increase in net occupancy and equipment expense is primarily due to the addition of eight branches from acquisition of UCB as well as the opening of our Beachwood branch at the end of October. The decreases in contracted data processing expenses are primarily due to $260 thousand for fourth quarter and $5.5 million for year-to-date 2018 for data processing conversion expenses of UCB. The decreases in professional services is primarily due to the 2018 three and twelve-month periods include $139 thousand and $1.6 million of legal and consulting expenses related to the UCB acquisition, respectively.

The efficiency ratio was 61.4% for the twelve months ended December 31, 2019 compared to 78.2% for the twelve months ended December 31, 2018. Excluding the merger related expenses, the efficiency ratio would have been 62.9% for the twelve months ended December 31, 2018. See the non-GAAP reconciliation at the end of this document.

Civista’s effective income tax rate for the fourth quarter and year-to-date period ended December 31, 2019 was 11.3% and 14.4%, respectively, compared to 14.0% and 15.3% in 2018.

Balance Sheet

Total assets increased $170.6 million, or 8.0%, from December 31, 2018 to December 31, 2019, primarily due to loan growth.

End of period loan balances

(dollars in thousands)

	December 31,	December 31,
	2019	2018	$ Change	% Change
Commercial and Agriculture	$203,110	$177,101	$26,009	14.7%
Commercial Real Estate:
Owner Occupied	245,606	210,121	35,485	16.9%
Non-owner Occupied	592,222	523,598	68,624	13.1%
Residential Real Estate	463,032	457,850	5,182	1.1%
Real Estate Construction	155,825	135,195	20,630	15.3%
Farm Real Estate	34,114	38,513	(4,399)	-11.4%
Consumer and Other	15,061	19,563	(4,502)	-23.0%

Total Loans	$1,708,970	$1,561,941	$147,029	9.4%

Loan growth during 2019 totaled $147.0 million, led by increases of $104.1 million in Commercial Real Estate, $20.6 million in Real Estate Construction and $26.0 million in Commercial and Agriculture. Growth has been consistent across the entire footprint, with amplified growth in the Cleveland, Columbus and Cincinnati MSAs.

Mr. Shaffer continued, “We ended 2019 with the largest loan portfolio ever for Civista. The year ended with a tremendous amount of momentum as loan growth in the fourth quarter was $60.3 million, or 14.5%, annualized. In addition, we had a record year in residential mortgage loan production, originating $194.4 million of loans, of which $126.7 million were sold or held for sale.”

Total deposits increased $98.9 million, or 6.3%, from December 31, 2018 to December 31, 2019.

End of period deposit balances

(dollars in thousands)

	December 31, 2019	December 31, 2018	$ Change	% Change
Noninterest-bearing demand	$512,553	$468,083	$44,470	9.5%
Interest-bearing demand	301,674	261,996	39,678	15.1%
Savings and money market	588,697	582,128	6,569	1.1%
Time deposits	275,840	262,686	13,154	5.0%
Brokered deposits	-	5,000	(5,000)	-100.0%

Total Deposits	$1,678,764	$1,579,893	$98,871	6.3%

The increase in noninterest-bearing demand is primarily due to an increase in business deposits of $49.6 million. Interest-bearing demand deposits increased primarily due to an increase in public fund accounts of $23.9 million.

Federal Home Loan Bank advances at December 31, 2019 increased $32.9 million, or 17.0%, to $226.5 million from December 31, 2018 to help fund loan growth.

Total shareholders’ equity increased $31.2 million, or 10.4%, from December 31, 2018 to December 31, 2019. Retained earnings increased $26.7 million. Approximately $9.0 million of preferred stock was converted to 1.2 million shares of common stock during 2019. Approximately $400 thousand of preferred stock was redeemed on December 20, 2019. As of December 31, 2019, all of the preferred shares have been converted to common shares, or were redeemed.

Mr. Shaffer continued, “In October we announced the upcoming redemption of the convertible preferred shares that were issued in 2013. As the shares were heavily in the money, the majority of the holders converted their shares prior to redemption.”

Stock Repurchase Program

During 2019, Civista repurchased 188,200 shares for $3.9 million, which equates to a weighted average price of $20.77 per share. A new share repurchase plan was approved in December 2019, authorizing the repurchase of up to 672,000 shares of outstanding common shares, all of which were available for purchase at December 31, 2019.

Asset Quality

The Company recorded net recoveries of $53 thousand for the twelve months of 2019 compared to net charge-offs of $235 thousand for the same period of 2018.

Allowance for Loan Losses (dollars in thousands)
	December 31, 2019	December 31, 2018
Beginning of period	$13,679	$13,134
Charge-offs	(776)	(903)
Recoveries	829	668
Provision	1,035	780

End of period	$14,767	$13,679

The allowance for loan losses to loans was 0.86% and 0.88% for 2019 and 2018, respectively. The non-performing assets to assets ratio decreased to 0.39% from 0.46% in 2018. The allowance for loan losses to non-performing loans increased to 161.95% from 137.87% in 2018.

Non-performing assets at December 31, 2019 were $9.1 million, an 8.1% decrease from December 31, 2018.

Non-performing Assets (dollars in thousands)	December 31,	December 31,
	2019	2018
Non-accrual loans	$6,115	$6,898
Restructured loans	3,004	3,024

Total non-performing loans	9,119	9,922
Other Real Estate Owned	-	-

Total non-performing assets	$9,119	$9,922

Conference Call and Webcast

Civista Bancshares, Inc. will also host a conference call to discuss the Company’s financial results for the fourth quarter of 2019 at 1:00 p.m. ET on Friday, February 7, 2020. Interested parties can access the live webcast of the conference call through the Investor Relations section of the Company’s website, www.civb.com. Participants can also listen to the conference call by dialing 855-238-2712 and ask to be joined into the Civista Bancshares, Inc. Fourth Quarter 2019 Earnings call. Please log in or dial in at least 10 minutes prior to the start time to ensure a connection.

An archive of the webcast will be available for one year on the Investor Relations section of the Company’s website (www.civb.com).

Non-GAAP Financial Measures

Some of the financial measures included in this press release are not measures of financial performance recognized in accordance with GAAP. These non-GAAP financial measures include “Adjusted Earnings,” and “Adjusted Efficiency Ratio.” The Company believes these non-GAAP financial measures provide both management and investors a more complete understanding of the Company’s profitability. These non-GAAP financial measures are supplemental and are not a substitute for any analysis based on GAAP financial measures. Not all companies use the same calculation of these measures; therefore, this presentation may not be comparable to other similarly titled measures as presented by other companies.

Forward Looking Statements

This press release may contain forward-looking statements regarding the financial performance, business prospects, growth and operating strategies of Civista. For these statements, Civista claims the protections of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Statements in this press release should be considered in conjunction with the other information available about Civista, including the information in the filings we make with the Securities and Exchange Commission. Forward-looking statements provide current expectations or forecasts of future events and are not guarantees of future performance. The forward-looking statements are based on management’s expectations and are subject to a number of risks and uncertainties. We have tried, wherever possible, to identify such statements by using words such as “anticipate,” “estimate,” “project,” “intend,” “plan,” “believe,” “will” and similar expressions in connection with any discussion of future operating or financial performance. Although management believes that the expectations reflected in such forward-looking statements are reasonable, actual results may differ materially from those expressed or implied in such statements. Risks and uncertainties that could cause actual results to differ materially include risk factors relating to the banking industry and the other factors detailed from time to time in Civista’ reports filed with the Securities and Exchange Commission, including those described in “Item 1A Risk Factors” of Part I of Civista’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018. Undue reliance should not be placed on the forward-looking statements, which speak only as of the date hereof. Civista does not undertake, and specifically disclaims any obligation, to update any forward-looking statement to reflect the events or circumstances after the date on which the forward-looking statement is made, or reflect the occurrence of unanticipated events, except to the extent required by law.

Civista Bancshares, Inc. is a $2.3 billion financial holding company headquartered in Sandusky, Ohio. The Company’s banking subsidiary, Civista Bank, operates 37 locations in Northern, Central and Southwestern Ohio, Southeastern Indiana and Northern Kentucky. Civista Bancshares, Inc. may be accessed at www.civb.com. The Company’s common shares are traded on the NASDAQ Capital Market under the symbol “CIVB”.

For additional information, contact:

Dennis G. Shaffer

President and CEO

Civista Bancshares, Inc.

888-645-4121

Civista Bancshares, Inc.

Financial Highlights

(dollars in thousands, except share amounts)

Consolidated Condensed Statement of Operations

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	(unaudited)		(unaudited)
	2019	2018	2019	2018

Interest and dividend income	$24,521	$23,707	$98,054	$73,677
Interest expense	3,299	2,962	12,954	7,570

Net interest income	21,222	20,745	85,100	66,107
Provision for loan losses	885	390	1,035	780

Net interest income after provision	20,337	20,355	84,065	65,327
Noninterest income	5,627	4,838	22,443	18,131
Noninterest expense	17,128	16,391	66,947	66,679

Income before taxes	8,836	8,802	39,561	16,779
Income tax expense	995	1,233	5,683	2,640

Net income	7,841	7,569	33,878	14,139
Preferred stock dividends	157	165	647	959

Net income available to common shareholders	$7,684	$7,404	$33,231	$13,180

Dividends per common share	$0.11	$0.09	$0.42	$0.32

Earnings per common share,
basic	$0.49	$0.48	$2.12	$1.10
diluted	$0.47	$0.45	$2.01	$1.02

Average shares outstanding,
basic	15,796,713	15,521,404	15,652,881	11,971,786
diluted	16,734,391	16,898,186	16,851,740	13,855,707

Selected financial ratios:
Return on average assets	1.37%	1.43%	1.51%	0.81%
Return on average equity	9.44%	10.35%	10.64%	6.50%
Dividend payout ratio	22.16%	18.46%	19.41%	27.10%
Net interest margin (tax equivalent)	4.18%	4.38%	4.31%	4.21%

Selected Balance Sheet Items

	December 31, 2019	December 31, 2018

	(unaudited)	(unaudited)
Cash and due from financial institutions	$48,535	$42,779
Investment securities	359,690	347,364
Loans held for sale	2,285	1,391
Loans	1,708,970	1,561,941
Less allowance for loan losses	14,767	13,679

Net loans	1,694,203	1,548,262
Other securities	20,280	21,021
Premises and equipment, net	22,871	22,021
Goodwill and other intangibles	85,156	86,203
Bank owned life insurance	44,999	43,037
Other assets	31,538	26,876

Total assets	$2,309,557	$2,138,954

Total deposits	$1,678,764	$1,579,893
Federal Home Loan Bank advances	226,500	193,600
Securities sold under agreements to repurchase	18,674	22,199
Subordinated debentures	29,427	29,427
Accrued expenses and other liabilities	26,066	14,937
Total shareholders’ equity	330,126	298,898

Total liabilities and shareholders’ equity	$2,309,557	$2,138,954

Shares outstanding at period end	16,687,542	15,603,499
Book value per share	$19.78	$18.56
Equity to asset ratio	14.29%	13.97%
Selected asset quality ratios:
Allowance for loan losses to total loans	0.86%	0.88%
Non-performing assets to total assets	0.39%	0.46%
Allowance for loan losses to non-performing loans	161.95%	137.87%
Non-performing asset analysis
Nonaccrual loans	$6,115	$6,898
Troubled debt restructurings	3,004	3,024
Other real estate owned	-	-

Total	$9,119	$9,922

Supplemental Financial Information

(Unaudited - Dollars in thousands except share data)

End of Period Balances	December 31, 2019	September 30, 2019	June 30, 2019	March 31, 2019	December 31, 2018

Assets
Cash and due from banks	$48,535	$62,219	$49,839	$164,094	$42,779
Investment securities	359,690	356,439	360,512	351,006	347,364
Loans held for sale	2,285	8,983	2,563	1,444	1,391
Loans	1,708,970	1,648,640	1,598,770	1,573,193	1,561,941
Allowance for loan losses	(14,767)	(14,144)	(13,786)	(13,822)	(13,679)

Net Loans	1,694,203	1,634,496	1,584,984	1,559,371	1,548,262
Other securities	20,280	20,280	20,280	20,280	21,021
Premises and equipment, net	22,871	22,201	21,720	21,772	22,021
Goodwill and other intangibles	85,156	85,461	85,706	85,955	86,203
Bank owned life insurance	44,999	44,745	44,491	44,239	43,037
Other assets	31,538	34,241	32,900	29,541	26,876

Total Assets	$2,309,557	$2,269,065	$2,202,995	$2,277,702	$2,138,954

Liabilities
Total deposits	$1,678,764	$1,632,621	$1,632,720	$1,765,801	$1,579,893
Federal Home Loan Bank advances	226,500	236,100	176,300	127,100	193,600
Securities sold under agreement to repurchase	18,674	15,088	15,554	21,970	22,199
Subordinated debentures	29,427	29,427	29,427	29,427	29,427
Accrued expenses and other liabilities	26,066	26,566	24,782	21,347	14,937
Total liabilities	1,979,431	1,939,802	1,878,783	1,965,645	1,840,056

Shareholders’ Equity
Preferred shares, Series B	-	9,158	9,364	9,364	9,364
Common shares	276,422	267,559	267,275	266,990	266,901
Accumulated earnings	67,974	62,023	56,199	49,421	41,320
Treasury shares	(21,144)	(21,144)	(17,235)	(17,235)	(17,235)
Accumulated other comprehensive income(loss)	6,874	11,667	8,609	3,517	(1,452)
Total shareholders’ equity	330,126	329,263	324,212	312,057	298,898

Total Liabilities and Shareholders’ Equity	$2,309,557	$2,269,065	$2,202,995	$2,277,702	$2,138,954

Quarterly Average Balances
Assets:
Earning assets	$2,070,175	$2,021,780	$1,986,841	$2,017,523	$1,907,966
Securities	372,639	379,525	373,999	365,219	352,412
Loans	1,676,769	1,626,010	1,583,533	1,564,208	1,532,012
Liabilities and Shareholders’ Equity
Total deposits	$1,661,452	$1,622,527	$1,670,247	$1,807,102	$1,591,521
Interest-bearing deposits	1,160,499	1,139,632	1,129,964	1,126,173	1,120,876
Other interest-bearing liabilities	252,908	246,235	186,140	148,891	204,002
Total shareholders’ equity	329,634	326,103	315,438	301,656	290,096

Supplemental Financial Information

(Unaudited - Dollars in thousands except share data)

	Three Months Ended
Income statement	December 31, 2019	September 30, 2019	June 30, 2019	March 31, 2019	December 31, 2018

Total interest and dividend income	$24,521	$24,023	$24,926	$24,584	$23,707
Total interest expense	3,299	3,605	3,184	2,865	2,962

Net interest income	21,222	20,418	21,742	21,719	20,745
Provision for loan losses	885	150	-	-	390
Noninterest income	5,627	5,429	5,104	6,284	4,838
Noninterest expense	17,128	16,731	16,639	16,449	16,391

Income before taxes	8,836	8,966	10,207	11,554	8,802
Income tax expense	995	1,258	1,546	1,885	1,233

Net income	7,841	7,708	8,661	9,669	7,569
Preferred stock dividends	157	162	164	164	165

Net income available to common shareholders	$7,684	$7,546	$8,497	$9,505	$7,404

Common shares dividend paid	$1,702	$1,722	$1,719	$1,404	$1,386

Per share data

Basic earnings per common share	$0.49	$0.48	$0.54	$0.61	$0.48
Diluted earnings per common share	0.47	0.46	0.51	0.57	0.45
Dividends per common share	0.11	0.11	0.11	0.09	0.09
Average common shares outstanding - basic	15,796,713	15,577,371	15,628,537	15,607,655	15,521,404
Average common shares outstanding - diluted	16,734,391	16,849,887	16,922,712	16,901,830	16,898,186

Asset quality
Allowance for loan losses, beginning of period	$14,144	$13,786	$13,822	$13,679	$13,331
Charge-offs	(345)	(36)	(156)	(239)	(119)
Recoveries	83	244	120	382	77
Provision	885	150	-	-	390

Allowance for loan losses, end of period	$14,767	$14,144	$13,786	$13,822	$13,679

Ratios
Allowance to total loans	0.86%	0.86%	0.86%	0.88%	0.88%
Allowance to nonperforming assets	161.95%	149.91%	164.69%	150.60%	137.87%
Allowance to nonperforming loans	161.95%	149.91%	164.69%	150.60%	137.87%

Nonperforming assets
Nonperforming loans	$9,119	$9,435	$8,371	$9,178	$9,922
Other real estate owned	-	-	-	-	-

Total nonperforming assets	$9,119	$9,435	$8,371	$9,178	$9,922

Capital and liquidity
Tier 1 leverage ratio	12.35%	12.37%	12.44%	11.64%	12.22%
Tier 1 risk-based capital ratio	15.26%	15.50%	15.94%	15.64%	15.30%
Total risk-based capital ratio	16.10%	16.32%	16.78%	16.48%	16.15%
Tangible common equity ratio (1)	11.08%	10.81%	10.89%	9.96%	9.98%

(1) See reconciliation of GAAP measures at the end of this press release.

Reconciliation of Non-GAAP Financial Measures

(Unaudited - Dollars in thousands except share data)

	Three Months Ended	Three Months Ended	Twelve Months Ended	Twelve Months Ended
Adjusted earnings	December 31, 2019	December 31, 2018	December 31, 2019	December 31, 2018

Income before taxes (GAAP)	8,836	8,802	39,561	16,779
Gain (loss) on sale of investment securities	15	(27)	32	(413)
Acquisition and integration expenses	-	782	-	12,735

Adjusted earnings, pretax (Non-GAAP)	8,821	9,611	39,529	29,927
Income tax expense	995	1,233	5,683	2,640
Income tax expense adjustment	3	150	7	1,678

Adjusted net income (Non-GAAP)	7,823	8,228	33,839	25,609
Preferred stock dividends	157	165	647	959

Adjusted net income available to common shareholders (Non-GAAP)	$7,666	$8,063	$33,192	$24,650

Adjusted earnings per common share - basic	$0.49	$0.52	$2.12	$2.06
Adjusted earnings per common share - diluted	0.47	0.49	2.01	1.85
Average common shares outstanding - basic	15,796,713	15,521,404	15,652,881	11,971,786
Average common shares outstanding - diluted	16,734,391	16,898,186	16,849,740	13,855,707

Adjusted return on average assets	1.37%	1.55%	1.51%	1.47%
Adjusted return on average equity	9.42%	11.25%	10.63%	11.78%

Adjusted Efficiency ratio

	Three Months Ended	Three Months Ended	Twelve Months Ended	Twelve Months Ended
	December 31, 2019	December 31, 2018	December 31, 2019	December 31, 2018
Noninterest expense (GAAP)	17,128	16,391	66,947	66,679
Acquisition and integration expense	-	(782)	-	(12,735)

Adjusted noninterest expense (Non-GAAP)	17,128	15,609	66,947	53,944

Net interest income (GAAP)	21,222	20,745	85,100	66,107
Effect of tax-exempt income	386	350	1,516	1,062

Adjusted tax equivalent net interest income (Non-GAAP)	21,608	21,095	86,616	67,169

Noninterest Income - GAAP	5,627	4,838	22,443	18,131
Gain (loss) on sales of investment securities, net	15	(27)	32	(413)

Adjusted Non-interest Income (Non-GAAP)	5,612	4,865	22,411	18,544

Adjusted total revenue (Non-GAAP)	27,220	25,960	109,027	85,713

Adjusted Efficiency ratio (Non-GAAP)	62.9%	60.1%	61.4%	62.9%